CREDIT AGREEMENT


                          BETWEEN


          THE INTERPUBLIC GROUP OF COMPANIES, INC.
                            AND
                       LLOYDS BANK Plc

                    ____________________


                       US$15,000,000

                    ____________________


                   Dated as of July 3, 1995

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                         TABLE OF CONTENTS
SECTION                                                   PAGE
                              SECTION 1
                    INTERPRETATIONS AND DEFINITIONS

1.1       Definitions                                        1
1.2       Accounting Terms and Determinations                6

                              SECTION 2
                              THE LOANS

2.1       Commitment                                         7
2.2       Method of Borrowing                                7
2.3       The Note                                           8
2.4       Maturity of Loans                                  8
2.5       Interest Rates                                     8
2.6       Fees                                              11
2.7       Optional Termination or Reduction of Commitment   11
2.8       Mandatory Termination or Reduction of Commitment  11
2.9       Optional Prepayments                              12
2.10      General Provisions as to Payments                 12
2.11      Computation of Interest and Fees                  12
2.12      Funding Losses                                    12
2.13      Extension of Commitment                           13
2.14      Sterling Option                                   13
2.15      Subsidiary Borrowers                              14


                          SECTION 3
                    CONDITIONS OF LENDING

3.1       All Loans                                         16
3.2       Initial Loan                                      16

                          SECTION 4
          CHANGE IN CIRCUMSTANCES AFFECTING LOANS

4.1       Basis for Determining Interest Rate Inadequate    18
4.2       Illegality                                        18
4.3       Increased Costs and Reduced Returns               18


                         SECTION 5
               REPRESENTATIONS AND WARRANTIES

5.1       Corporate Existence and Power                     21
5.2       Corporate and Governmental Authorization;
          Contravention                                     21
5.3       Binding Effect                                    21
5.4       Financial Information                             21

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5.5       Litigation                                        21
5.6       Compliance with ERISA                             22
5.7       Taxes                                             22
5.8       Subsidiaries                                      22


                           SECTION 6
                           COVENANTS

6.1       Information                                       23
6.2       Maintenance of Property; Insurance                24
6.3       Conduct of Business and Maintenance of Existence  25
6.4       Compliance with Laws                              25
6.5       Inspection of Property, Books and Records         25
6.6       Cash Flow to Total Borrowed Funds                 26
6.7       Total Borrowed Funds to Consolidated Net Worth    26
6.8       Minimum Consolidated Net Worth                    26
6.9       Negative Pledge                                   26
6.10      Consolidations, Mergers and Sales of Assets       27
6.11      Use of Proceeds                                   27

                           SECTION 7
                         EVENTS OF DEFAULT

7.1       Events of Default                                 29

                           SECTION 8
                         MISCELLANEOUS

8.1       Notices                                           32
8.2       Amendments and Waivers; Cumulative Remedies       32
8.3       Successors and Assigns                            33
8.4       Expenses; Documentary Taxes; Indemnification      33
8.5       Withholding Taxes                                 34
8.6       Counterparts                                      35
8.7       Headings; Table of Contents                       35
8.8       Governing Law                                     35

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                    CREDIT AGREEMENT

          AGREEMENT dated as of July 3, 1995 between THE
INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the
"Borrower"), and LLOYDS BANK Plc (the "Bank").

                         SECTION I

               INTERPRETATIONS AND DEFINITIONS
          1.1 Definitions. The following terms, as used herein, shall have the following respective meanings:
          "Adjusted CD Rate" has the meaning set forth in Section
     2.5(b) hereof.
          "Adjusted London Interbank Offered Rate" has the
     meaning set forth in Section 2.5(c) hereof.
          "Applicable Lending Office" means, with respect to the Bank, (i) in the case of Domestic Loans, its Domestic
     Lending Office and (ii) in the case of Eurodollar Loans, its Eurodollar Lending Office.
          "Assessment Rate" has the meaning set forth in Section
     2.5(b) hereof.
          "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the rate established from time to time by the Bank in the United States as its prime or reference rate of interest, changes in which are to be effective from the opening of business on the day such change is made and
     (ii) the sum of (A) .5% plus (B) the overnight federal funds rate for such day as published in the weekly statistical release designated by the Board of Governors of the Federal Reserve System as "H.15(519)" (or any successor publication thereto).
          "Base Rate Loan" means a Loan which the Borrower specifies pursuant to Section 2.2 hereof shall be a Base
     Rate Loan.
          "Benefit Arrangement" means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
          "Cash Flow" means the sum of net income of the Borrower and its Consolidated Subsidiaries (plus any amount by which net income has been reduced by reason of the recognition of
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     post-retirement and post-employment benefit costs prior to the period in which such benefits are paid), depreciation expenses, amortization costs and changes in deferred taxes, provided that such sum shall not be adjusted for any increase or decrease in deferred taxes resulting from Quest
     & Associates, Inc., a Subsidiary of the Borrower, investing in a portfolio of computer equipment leases (it being understood that such increase or decrease in deferred taxes relating to such investment shall not exceed $25,000,000).
          "CD Base Rate" has the meaning set forth in Section
     2.5(b) hereof.
          "CD Loan" means a Loan which the Borrower specifies pursuant to Section 2.2 hereof shall be a CD Loan.
          "CD Margin" has the meaning set forth in Section 2.5(b)
     hereof.
          "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
          "Commitment" means the obligation of the Bank to lend the amount set forth in Section 2.1 hereof, as such amount may be reduced from time to time pursuant to Section 2.7 hereof.
          "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.
          "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries as such appear on the financial statements of the Borrower determined in accordance with generally accepted accounting principles (plus any amount by which retained earnings has been reduced by reason of the recognition of post-retirement and post-employment benefit costs prior to the period in which such benefits are paid and without taking into account the effect of cumulative currency translation adjustments).
          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, including reimbursement obligations for letters of credit, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable
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     arising in the ordinary course of business, (iv) all
     obligations of such Person as lessee under capital leases,
     (v) all Debt of others secured by a Lien on any asset of
     such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others Guaranteed by such Person, but in each case specified in (i) through (vi) excludes obligations arising in connection with securities repurchase transactions.
          "Default" means any condition or event which
     constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would become an Event of Default.
          "Dollars" and the sign "$" mean lawful money of the United States of America.
          "Domestic Business Day" means any day except a
     Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.
          "Domestic Lending Office" means the principal office of the Bank located at the address set forth on the signature pages hereof for its Domestic Lending Office, or such other branch (or affiliate) located within the United States as the Bank may hereafter designated as its Domestic Lending
     Office.
          "Domestic Loans" means CD Loans or Base Rate Loans or
     both.
          "Domestic Reserve Percentage" has the meaning set forth in Section 2.5(b) hereof.
          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
          "ERISA Group" means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common
     control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Code.
          "Eurodollar Business Day" means any Domestic Business Day on which commercial banks in London are open for international business (including dealings in Dollar deposits).
          "Eurodollar Lending Office" means the office of the
     Bank located at the address set forth on the signature pages hereof for its Eurodollar Lending Office, or such other branch (or affiliate) of the Bank as it may hereafter designate as its Eurodollar Lending Office.
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          "Eurodollar Loan" means a Loan which the Borrower
     specifies pursuant to Section 2.2 hereof shall be a
     Eurodollar Loan.
          "Eurodollar Margin" has the meaning set forth in
     Section 2.5(c) hereof.
          "Eurodollar Reserve Percentage" has the meaning set forth in Section 2.5(c) hereof.
          "Event of Default" has the meaning set forth in Section
     7 hereof.
          "Fixed CD Rate" has the meaning set forth in Section
     2.5(b) hereof.
          "Fixed Rate Loans" means CD Loans, Eurodollar Loans or Money Market Rate Loans.
          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.
          "Interest Period" means: (1) with respect to each CD Loan, at the Borrower's option, the period commencing on the date of such Loan and ending 30, 60, 90 or 180 days thereafter, (2) with respect to each Eurodollar Loan, at the Borrower's option, the period commencing on the date of such Loan and ending one, two, three or six months thereafter and
     (3) with respect to each Base Rate Loan the period
     commencing on the date of such Loan and ending 30 days thereafter provided, that:
          (a)  any Interest Period which would otherwise end on a
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     day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless with respect to a Eurodollar Loan such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;
          (b) with respect to a Eurodollar Loan, any Interest Period which begins on the last Eurodollar Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month; and
          (c)  any Interest Period which would otherwise end
     after the Termination Date shall end on the Termination
     Date;
     provided further, however, that if any such Interest Period shall be less than 30 days, the Loan for such Interest
     Period shall be a Base Rate Loan.
          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Borrower or any subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
          "Loan" and "Loans" means a Domestic Loan, a Eurodollar Loan, or a Money Market Rate Loan, as the context may require.
          "London Interbank Offered Rate" has the meaning set forth in Section 2.5(c) hereof.
          "Material Plan" means at any time a Plan or Plans
     having aggregate unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) in excess of $25,000,000.
          "Money Market Rate Loan" means a Loan made by the Bank to the Borrower pursuant to Section 2.5(d) hereof.
          "Multiemployer Plan" means at any time an employee pension benefit plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which any
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     member of the ERISA Group is then making or accruing an
     obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
          "Note" or "Notes" means the promissory note of the Borrower, substantially in the form of Exhibits A and B hereto evidencing the obligation of the Borrower to repay the Loans.
          "PBGC" means the Pension Benefit Guaranty Corporation
     or any entity succeeding to any or all of its functions
     under ERISA.
          "Participant" has the meaning set forth in Section 8.3. "Person" means an individual, a corporation, a partnership, an association, a business trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          "Plan" means at any time a defined benefit pension plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          "Significant Subsidiary" or "Significant Group of Subsidiaries" at any time of determination means any Consolidated Subsidiary or group of Consolidated Subsidiaries, respectively, which, individually or in the aggregate, together with its or their subsidiaries, accounts or account for more than 10% of the consolidated gross revenues of the Borrower and its Consolidated Subsidiaries for the most recently ended fiscal year or for more than 10% of the total assets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year; provided that in connection with any determination with respect to a Significant Group of Subsidiaries under (x) Section 7(f), there shall be a payment default, failure or other event
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     (of the type described therein but without regard to the
     principal amount of such obligation) of each Consolidated Subsidiary included in such group, (y) Sections 7(g) and (h) and the last sentence of Section 6.10, the condition or event described therein shall exist with respect to each Consolidated Subsidiary included in such group or (z)
     Section 7(j), there shall be a final judgment (of the type specified therein but without regard to the amount of such judgment) rendered against each Consolidated Subsidiary included in such group.
          "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by the Borrower.
          "Termination Date" means July 3, 1998 or such later
     date to which the Commitment is extended in accordance with
     Section 2.13 hereof.
          "Total Borrowed Funds" means at any date, without duplication, (i) all outstanding obligations of the Borrower and its Consolidated Subsidiaries for borrowed money, (ii) all outstanding obligations of the Borrower and its Consolidated Subsidiaries evidenced by bonds, debentures, notes or similar instruments and (iii) any outstanding obligations of the type set forth in (i) or (ii) of any other Person Guaranteed by the Borrower and its Consolidated Subsidiaries, it being understood that the obligation to repurchase securities transferred pursuant to a securities repurchase agreement shall not be deemed to give rise to any amount of Total Borrowed Funds pursuant to this definition.
          1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank.
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                         SECTION 2
                         THE LOANS
          2.1 Commitment. At any time prior to the Termination Date the Bank agrees, on the terms and conditions set forth in this Agreement, to lend to the Borrower from time to time amounts not exceeding in the aggregate at any one time outstanding the principal amount of $15,000,000 (the "Commitment"). Each Loan under this Section 2.1 shall be in the principal amount of $1,000,000 (except that any such Loan may be in the amount of the unused Commitment) or any larger multiple thereof. During such period and within the foregoing limits, the Borrower may borrow under this Section 2.1, repay or to the extent permitted by
Section 2.9 hereof prepay Loans and reborrow under this Section
2.1.
          2.2  Method of Borrowing.
          (a)  With respect to each Loan made pursuant to Section
     2.1 hereof, the Borrower shall give the Bank notice prior to 11:00 a.m. on the drawdown date in the case of a Base Rate Loan, at least one Domestic Business Day's notice in the case of a CD Loan, or at least three Eurodollar Business Days' notice in the case of a Eurodollar Loan, specifying:
          (i) the date of such Loan, which shall be a Domestic Business Day in the case of a Domestic Loan and a Eurodollar Business Day in the case of a Eurodollar Loan;
          (ii) the principal amount of such Loan;
          whether the Loan is to be a Base Rate Loan, a CD Loan or a Eurodollar Loan (and, if such Loan is to be a Eurodollar Loan, whether Section 2.14 is to be applicable thereto);
          (iii) in the case of a Fixed Rate Loan, the duration of the Interest Period applicable thereto, subject to the definition of Interest Period; and
          (iv) whether Section 2.15 is to be applicable to such Loan.
          (b) On the date of each Loan the Bank will make the proceeds thereof available to the Borrower at the Domestic Lending Office.

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          (c)  If the Bank makes a new Loan hereunder on a day
     which the Borrower is to repay all or any part of an outstanding Loan, the Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank to the Borrower as provided in subsection (b) of this Section or remitted by the Borrower to the Bank as provided in Section 2.10 hereof, as the case may be.
          2.3  The Note.
          (a) The Loans shall be evidenced by a single Note payable to the order of the Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of the Loans. The Money Market Rate Loans shall be evidenced by the Money Market Rate Note, a form of which is attached hereto as Exhibit B.
          (b) The Bank shall record and prior to any transfer, if permitted, of its Note, shall endorse on the schedule forming a part thereof appropriate notations evidencing the date, the type, the amount and the maturity of each Loan to be evidenced by the Note and the date and amount of each payment of principal made by the Borrower with respect thereto; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Note and, further provided, the Bank shall make such additions and deletions as the Borrower may request in order to correct any mistakes. The Bank is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of the Note a continuation of any such schedule as and when required.
          2.4 Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Loan. Each Money Market Rate Loan shall mature at such time as may be agreed to by the Bank and the Borrower.
          2.5  Interest Rates.
          (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on the Base Rate Loans shall bear
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     interest during such overdue period for each day until paid at a rate per annum equal to the sum of 1% plus the otherwise applicable rate for such day, payable on demand of the Bank.
          (b)  Each CD Loan shall bear interest on the
     outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the applicable Fixed CD Rate; provided that if any CD Loan or any portion thereof shall, as a result of clause (c) of the definition of Interest Period, have an Interest Period of less than 30 days, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on the CD Loans shall bear interest during such overdue period for each day until paid at a rate per annum equal to the sum of 1% plus the higher of (i) the Fixed CD Rate applicable to such Loan and (ii) the rate applicable to Base Rate Loans for such day, payable on demand of the Bank.
          The "Fixed CD Rate" applicable to any CD Loan for any Interest Period means a rate per annum equal to the sum of the CD Margin plus the applicable Adjusted CD Rate.
          The "CD Margin" means (i) .4250%, if at the end of each of the two most recently completed fiscal quarters the Borrower's ratio of Total Borrowed Funds to Consolidated Net Worth was equal to or less than .40 to 1 and the Borrower's ratio to Cash Flow to Total Borrowed Funds was equal to or greater than .50 to 1; or (ii) .5250%, if (a) the conditions of clause (i) have not been satisfied and (b) at the end of each of the two most recently completed fiscal quarters the Borrower's ratio of Total Borrowed Funds to Consolidated Net Worth was equal to or less than .70 to 1 and the Borrower's ratio of Cash Flow to Total Borrowed Funds was equal to or greater than .35 to 1; or (iii) .6250%, if the conditions set forth in both clauses (i) and (ii) are not satisfied.

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          The "Adjusted CD Rate" applicable to any Interest
     Period means a rate per annum determined pursuant to the
     following formula:
          ACDR           =    CDBR      + AR
                              ________
                              1 - DRP

          ACDR  =   Adjusted CD Rate for such Interest Period
          CDBR  =   CD Base Rate for such Interest Period
          AR    =   Assessment Rate
          DRP   =   Domestic Reserve Percentage

          The "CD Base Rate" means for any Interest Period the prevailing per annum rate of interest as reasonably determined by the Bank (rounded upward, if necessary, to the next higher 1/100 of 1%) bid at 11:00 a.m. (New York time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more certificate of deposit dealers of recognized standing selected by the Bank for the purchase at face value of US dollar certificates of deposit issued by major New York banks in an amount comparable to the principal amount of the CD Loan to which such Interest Period applies and with a maturity comparable to such Interest Period.
          The "Domestic Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System with deposits exceeding five billion Dollars in respect of new non-personal time deposits in Dollars having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Fixed CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.
          "Assessment Rate" means for any Interest Period the net annual assessment rate (rounded upwards, if necessary, to
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     the next higher 1/100 of 1%) actually incurred by the Bank to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of the Bank in the United States during the most recent period for which such rate has been determined prior to the commencement of such Interest Period.
          (c) Each Eurodollar Loan shall bear interest on the unpaid principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurodollar Margin plus the applicable Adjusted London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on the Eurodollar Loans shall bear interest for each day until paid at a rate per annum equal to the sum of 1% plus the higher of (i) the rate of interest applicable to such Loan and (ii) the rate applicable to Base Rate Loans for such day, payable on demand of the Bank.
          The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by 1.00 minus the Eurodollar Reserve Percentage.
          The "London Interbank Offered Rate" applicable to any Interest Period means the rate per annum at which deposits in Dollars are offered to the Bank in the London interbank market at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
          The "Eurodollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of
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     extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
          The "Eurodollar Margin" means (i) .30%, if at the end
     of each of the two most recently completed fiscal quarters the Borrower's ratio of Total Borrowed Funds to Consolidated Net Worth was equal to or less than .40 to 1 and the Borrower's ratio of Cash Flow to Total Borrowed Funds was equal to or greater than .50 to 1; or (ii) .40%, if (a) the conditions of clause (i) have not been satisfied and (b) at the end of each of the two most recently completed fiscal quarters the Borrower's ratio of Total Borrowed Funds to Consolidated Net Worth was equal to or less than .70 to 1 and the Borrower's ratio of Cash Flow to Total Borrowed
     Funds was equal to or greater than .35 to 1; or (iii) .50%, if the conditions set forth in both clauses (i) and (ii) are not satisfied.
          (d) Each Money Market Rate Loan shall be made by the Bank to the Borrower upon such terms and conditions and in such amounts as may be agreed upon from time to time by the Bank and the Borrower. Each Money Market Rate Loan shall be evidenced by a Note in the form of Exhibit B hereto.
          2.6 Fees. The Borrower shall pay to the Bank a commitment fee computed on the unused portion of the Commitment. The per annum commitment fee shall be on any date from and after the date hereof (i) .125% of the unused portion of the
Commitment, if at the end of each of the two most recently completed fiscal quarters the Borrower's ratio of Total Borrowed Funds to Consolidated Net Worth was equal to or less than .40 to
1 and the Borrower's ratio of Cash Flow to Total Borrowed Funds was equal to or greater than .50 to 1; or (ii) .15% of the unused portion of the Commitment, if (a) the conditions of clause (i) have not been satisfied and (b) at the end of each of the two most recently completed fiscal quarters the Borrower's ratio of Total Borrowed Funds to Consolidated Net Worth was equal to or less than .70 to 1 and the Borrower's ratio of Cash Flow to Total Borrowed Funds was equal to or greater than .35 to 1; or (iii)
 .180% of the unused portion of the Commitment, if the conditions set forth in clauses (i) and (ii) are not satisfied. Such fees shall accrue from the date hereof to and including the
Termination Date and shall be payable quarterly in arrears on the last day of each June, September, December and March and on any date on which the Commitment is terminated or otherwise reduced.
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          2.7  Optional Termination or Reduction of Commitment.
The Borrower may, upon at least three Domestic Business Days' notice to the Bank, terminate at any time or reduce from time to time the unused portion of the Commitment. Any such reduction of the Commitment shall be in the amount of $1,000,000 or any larger multiple thereof. If the Commitment is terminated in its entirety, the accrued commitment fee shall be payable on the effective date of such termination.
          2.8 Mandatory Termination or Reduction of Commitment. If not previously terminated by the Borrower pursuant to Section 2.7, the Commitment shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.
          2.9  Optional Prepayments.
          (a) The Borrower may, upon at least one Domestic Business Day's notice to the Bank, prepay the Base Rate
     Loans without premium or penalty in whole at any time or
     from time to time in part in an amount equal to $1,000,000 or any multiple of $1,000,000 in excess thereof (or such lesser amount as applicable if less than $1,000,000 is outstanding) by paying the principal amount being prepaid together with accrued interest thereon to the date of prepayment.
          (b) Except as provided in Section 4.2 hereof, the Borrower may not prepay all or any portion of the principal amount of any Fixed Rate Loan prior to the maturity thereof.
          2.10 General Provisions as to Payments. The Borrower shall make each payment of principal of, and interest on, the Loans and of commitment fees hereunder not later than 11:00 a.m. (local time) on the date when due in funds immediately available at the Applicable Lending Office for the account of (i) the Domestic Lending Office in the case of Domestic Loans and Money Market Rate Loans or (ii) the Eurodollar Lending Office in the case of Eurodollar Loans. Whenever any payment of principal of, or interest on, the Domestic Loans, the Money Market Rate Loans, the commitment fee shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless as a result thereof it would fall in the next calendar month, in which case it shall be advanced to the next preceding Eurodollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time.
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          2.11  Computation of Interest and Fees.  Interest on
the Loans bearing interest based on clause (i) of the definition of Base Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and paid for actual days elapsed. Interest on Loans bearing interest based on clause (ii) of the definition of Base Rate, the CD Loans, the Eurodollar Loans, the Money Market Rate Loans and the calculation of the commitment fee shall be computed on the basis of a year of 360 days and paid for actual days elapsed.
          2.12  Funding Losses.  If the Borrower makes any
payment of principal with respect to any Fixed Rate Loan
(pursuant to Section 4 or Section 7 or otherwise) on any day other than the last day of an Interest Period applicable to such Loan, or if the Borrower fails to borrow any Fixed Rate Loan after notice has been given to the Bank in accordance with
Section 2.2 hereof, the Borrower shall reimburse the Bank on demand for any resulting loss or expense incurred by it (or by any existing or prospective Participant in the related Loan) including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties; provided that the Bank shall have delivered to the Borrower a certificate by a Bank officer as to the amount of such loss.
          2.13 Extension of Commitment. Not more than 60 nor less than 45 days prior to each date which is either the second or third anniversary of this Agreement, the Borrower may request in writing that the Bank extend the Commitment for an additional period of one year from the then current Termination Date. If the Bank, in its sole discretion, decides to grant such request, it shall so notify the Borrower not less than 30 days before the then current Termination Date in writing, whereupon the
Commitment shall be extended for an additional period of one year from the then current Termination Date, and the term "Termination Date" shall thereafter refer to the date that the Commitment, as so extended, will terminate. If not extended as provided in this
Section 2.13, the Commitment will automatically terminate on the then current Termination Date without further action by the Borrower or the Bank.
          2.14  Sterling Option.
          (a) Designation of Loan. Any notice of a Eurodollar Loan borrowing pursuant to Section 2.2(a) may include, at the option of the Borrower, a designation that the terms and provisions of this Section 2.14 shall be applicable to such Eurodollar Loan. Any Eurodollar Loan as to which such a designation is made is referred to herein as a "Sterling Loan". Except to the extent inconsistent with any term or provision of this Section 2.14, the terms and provisions of
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     this Agreement shall apply to each Sterling Loan to the same extent as applicable to any other Eurodollar Loan.
          (b) Payments. Each Sterling Loan shall be denominated in pounds sterling, the lawful money of England ("Pounds Sterling"), and on the date of each Sterling Loan the proceeds thereof shall be made available to the Borrower in Pounds Sterling at the Eurodollar Lending Office. All payments on account of the principal of and interest on any Sterling Loan shall be made exclusively in Pounds Sterling at the Eurodollar Lending Office.
          (c) Commitment. Each Sterling Loan shall be in the principal amount of 1,000,000 Pounds Sterling (except that any Sterling Loan may be in the amount of the unused Commitment) or any larger multiple thereof. For purposes of computing the amount from time to time of the unused Commitment, the outstanding principal amount of a Sterling Loan at any time shall be deemed to be equal to the amount in Dollars that would be required to purchase Pounds
     Sterling in the amount of such outstanding Sterling Loan, on the date that the Borrower's notice was given pursuant to
     Section 2.2(a) with respect to such Sterling Loan, based
     upon the average spot buying rate at which the Bank offers to exchange Dollars for Pounds Sterling at approximately 11:00 a.m. (London time) on such date.
          (d) Interest. For purposes of the computation of the interest rate applicable to any Interest Period for any Sterling Loan, the London Interbank Offered Rate shall mean the rate per annum at which deposits in Pounds Sterling are offered to the Bank in the London Interbank market at approximately 11:00 a.m. (London time) on the first day of such Interest Period in an amount approximately equal to the principal amount of the Sterling Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
          2.15  Subsidiary Borrowers.
          (a) Designation of Subsidiary Borrower. Any notice of a borrowing pursuant to Section 2.2(a) may include, at the option of the Borrower, a designation that (i) the terms and provisions of this Section 2.15 shall be applicable to such Loan, and (ii) one of Lowe International Limited, Lowe & Partners Inc. or Interpublic Ltd. shall be the borrower with respect to such Loan. Any Loan as to which such a designation is made is referred to herein as a "Subsidiary Loan" and any Subsidiary so designated as a borrower is
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
     referred to herein as a "Subsidiary Borrower".  Except to
     the extent inconsistent with any term or provision of this
     Section 2.15, the terms and provisions of this Agreement shall apply to each Subsidiary Loan (and to each promissory note evidencing a Subsidiary Loan) to the same extent as applicable to any other Loan (and any Note).
          (b)  Funding and Notes; Commitment.  On the date of
     each Subsidiary Loan, the Bank will make the proceeds
     thereof available to the Subsidiary Borrower at the Applicable Lending Office. Each Subsidiary Loan shall be evidenced by a separate promissory note of the Subsidiary Borrower, substantially in the form of Exhibit C hereto, payable to the order of the Bank for the account of its Applicable Lending Office ("Subsidiary Note"). For purposes of computing the amount from time to time of the unused Commitment, the outstanding principal amount of all Subsidiary Loans at any time shall be deemed to constitute outstanding Loans of like principal amount under this Agreement.
          (c) Payments, Prepayments, Sterling Option, Funding Losses, Etc. The terms and provisions of Sections 2.9,
     2.10, 2.12, 2.14, 4 and 8.3 of this Agreement are intended to be applicable to Subsidiary Loans (and the Subsidiary Notes), provided that references to the Borrower's rights and obligations therein (including rights and obligations in respect of notices) shall, in the case of any Subsidiary Loan, be deemed to be references to the Subsidiary
     Borrower's rights and obligations.  Except as provided in
     the preceding sentence, all references to the "Borrower" in this Agreement shall be deemed to be references to The Interpublic Group of Companies, Inc.
          (d)  Conditions to Subsidiary Loans.  In addition to
     the conditions set forth in Section 3, the obligation of the Bank to make the initial Subsidiary Loan to any Subsidiary Borrower shall be subject to the receipt by the Bank of the following:
          (i) a duly executed Subsidiary Note of such Subsidiary Borrower, with the duly executed guaranty of Borrower affixed thereto; and
          (ii) an opinion of counsel to such Subsidiary Borrower to the effect that (A) such Subsidiary Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (B) the execution, delivery and performance by such Subsidiary Borrower of the
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     Subsidiary Note are within the Subsidiary Borrower's
     corporate powers and have been duly authorized by all necessary corporate action, and (C) the Subsidiary Note of such Subsidiary Borrower constitutes a valid and binding obligation of the Subsidiary Borrower.
     Each borrowing by a Subsidiary Borrower shall be deemed to be a representation and warranty by the Borrower on the date of such Subsidiary Loan as to the matters specified in clause (ii)(A), (ii)(B) and (ii) (C) above.
          (e)  Notices.  Notices, requests, demands or
     communications to any Subsidiary Borrower shall be delivered or addressed to the Borrower as provided in Section 8.1(a).

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                           SECTION 3
                    CONDITIONS OF LENDING
          The obligation of the Bank to make each Loan hereunder is subject to the performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions:
          3.1 All Loans. In the case of each Loan hereunder, including the initial Loan:
          (a) receipt by the Bank of the notice from the Borrower required by Section 2.2 hereof;
          (b) the fact that immediately after the making of the Loan no Default with respect to Sections 6.1(d), 6.6, 6.7, 6.8, 6.9 or 6.10 or Event of Default shall have occurred and be continuing, except that in the case of any Loan which, after the application of proceeds thereof, results in no net increase in the outstanding principal amount of Loans made by the Bank, the fact that immediately after the making of the Loan, no Event of Default shall have occurred and be continuing;
          (c) the fact that the representations and warranties contained in this Agreement shall be true on and as of the date of the Loan (except, in the case of any Loan which, after the application of the proceeds thereof, results in no net increase in the outstanding principal amount of Loans made by the Bank, the representations and warranties set forth in Sections 5.4(B) and 5.5 so long as the Borrower has disclosed to the Bank any matter which would cause any such representation to be untrue on the date of such Loan); and
          (d) receipt by the Bank of such other documents, evidence, materials and information with respect to the matters contemplated hereby as the Bank may reasonably request.
          Each borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Loan as to the facts specified in (b) and (c) of this Section.
          3.2  Initial Loan.  In the case of the initial Loan:
          (a)  receipt by the Bank of a duly executed Note;
          (b) receipt by the Bank of an opinion of counsel to the Borrower as to the matters referred to in Sections 5.1,
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     5.2, 5.3, 5.5 and 5.8 hereof, and covering such other
     matters as the Bank may reasonably request, dated the date of such Loan, satisfactory in form and substance to the Bank;
          (c) receipt by the Bank of certified copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Agreement and the Note, and the Loans hereunder and such other corporate documents and other papers as the Bank may reasonably request;
          (d) receipt by the Bank of a certificate of a duly authorized officer of the Borrower as to the incumbency, and setting forth a specimen signature, of each of the persons
     (i) who has signed this Agreement on behalf of the Borrower;
     (ii) who will sign the Note on behalf of the Borrower; and
     (iii) who will, until replaced by other persons duly authorized for that purpose, act as the representatives of the Borrower for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby; and
          (e) receipt by the Bank of a certificate of a duly authorized officer of the Borrower to the effect set forth in Sections 3.1(b) and 3.1(c) hereof.
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                           SECTION 4
               CHANGE IN CIRCUMSTANCES AFFECTING LOANS
          4.1  Basis for Determining Interest Rate Inadequate.
If on or prior to the first day of any Interest Period deposits in Dollars (in the applicable amounts) are not being offered to the Bank in the relevant market for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon the obligations of the Bank to make CD Loans or Eurodollar Loans, as the case may be, shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist. Unless the Borrower notifies the Bank at least two Domestic Business Days before the date of any Fixed Rate Loan for which a notice of borrowing has previously been given that it elects not to borrow on such date, such Loan shall instead be made as a Base Rate Loan or the notice of borrowing may be withdrawn.
          4.2 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Loans, the Bank shall forthwith so notify the Borrower, whereupon the Bank's obligation to make Eurodollar Loans shall be suspended. Before giving any notice to the Borrower pursuant to this Section 4.2, the Bank will designate a different Eurodollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. If the Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Eurodollar Loan, together with accrued interest thereon.
          4.3  Increased Costs and Reduced Returns.
          (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or
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     administration thereof or compliance by the Bank (or its
     Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
          (i) shall subject the Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its obligation to make Fixed Rate Loans, its Fixed Rate Loans, or its Note, or shall change the basis of taxation of payments to the Bank (or its Applicable Lending Office) of the principal of or interest on its Fixed Rate Loans or in respect of any other amounts due under this Agreement, in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans, (except for changes in the rate of tax on the overall net income of the Bank or its Applicable Lending Office imposed by the jurisdiction in which the Bank's principal executive office or Applicable Lending Office is located); or
          (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding (A) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (B) with respect to any Eurodollar Loan any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Applicable Lending Office) or shall impose on the Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its obligation to make Fixed Rate Loans, its Fixed Rate Loans or its Note;
     and the result of any of the foregoing is to increase the cost to the Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower agrees to pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.
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          (b)  If the Bank shall have determined that
     theadoption, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate the Bank for such reduction.
          (c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate by an officer of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall, in the absence of manifest error, constitute prima facie evidence of such amount. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

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                           SECTION 5

                    REPRESENTATIONS AND WARRANTIES

          The Borrower hereby represents and warrants to the Bank that:

          5.1 Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          5.2 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Note are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Consolidated Subsidiaries.

          5.3 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower.

          5.4  Financial Information.
          (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 1994 and the related consolidated statements of income and retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, certified by Price Waterhouse, certified public accountants, and set forth in the Borrower's most recent Annual Report on Form 10-K, a copy of which has been delivered to the Bank, fairly present in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and the consolidated results of operations for such fiscal year;
          (b) Since December 31, 1994 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.
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          5.5  Litigation.  There is no action, suit or
proceeding pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision which would materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement or the Notes.

          5.6 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code except where the failure to comply would not have a material adverse effect on the Borrower and its Consolidated Subsidiaries taken as a whole. No member of the ERISA Group has incurred any unsatisfied material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

          5.7 Taxes. United States Federal income tax returns of the Borrower and its Consolidated Subsidiaries have been examined and closed through the fiscal year ended December 31, 1987. The Borrower and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due reported on such returns or pursuant to any assessment received by the Borrower or any Consolidated Subsidiary, to the extent that such assessment has become due. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate except for those which are being contested in good faith by the Borrower.

          5.8 Subsidiaries. Each of the Borrower's Consolidated Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, all to the extent material to the Borrower and its Subsidiaries taken as a whole.

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                           SECTION 6

                           COVENANTS

          So long as the Commitment shall be in effect or the
Note is outstanding, the Borrower agrees that:

          6.1  Information.  The Borrower will deliver to the
Bank:
          (a) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, and consolidated statements of income and retained earnings and statement of cash flows of the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the preceding fiscal year, all reported on by Price Waterhouse or other independent certified public accountants of nationally recognized standing;
          (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and statement of cash flows of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to changes resulting from year-end adjustments) as to fairness of presentation, in conformity with generally accepted accounting principles (other than as to footnotes) and consistency (except to the extent of any changes described therein and permitted by generally accepted accounting principles) by the chief financial officer or the chief accounting officer of the Borrower;
          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.6 to 6.8, inclusive, on the date of such financial statements and (ii) stating whether any Default has occurred and is continuing on the date of such certificate and, if any Default then has occurred and is

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     continuing, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
          (d) within 10 days of the chief executive officer, chief operating officer, principal financial officer or principal accounting officer of the Borrower obtaining knowledge of any event or circumstance known by such person to constitute a Default, if such Default is then continuing, a certificate of the principal financial officer or the principal accounting officer of the Borrower setting forth the details thereof and within five days thereafter, a certificate of either of such officers setting forth the action which the Borrower is taking or proposes to take with respect thereto;
          (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
          (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange
     Commission;
          (g) if and when the chief executive officer, chief operating officer, principal financial officer or principal accounting officer of the Borrower obtains knowledge that any member of the ERISA Group (i) has given or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) has received notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; or (iii) has received notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice;
          (h) if at any time the value of all "margin stock" (as defined in Regulation U) owned by the Borrower and its Consolidated Subsidiaries exceeds (or would, following application of the proceeds of an intended Loan hereunder, exceed) 25% of the value of the total assets of the Borrower

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     and its Consolidated Subsidiaries, in each case as
     reasonably determined by the Borrower, prompt notice of such fact; and
          (i) from time to time such additional information regarding the financial position or business of the Borrower as the Bank may reasonably request;
provided, however, that the Borrower shall be deemed to have satisfied its obligations under clauses (a) and (b) above if and to the extent that the Borrower has provided to the Bank pursuant to clause (f) the periodic reports on Forms 10-Q and 10-K required to be filed by the Borrower with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, for the quarterly and annual periods described in such clauses (a) and (b).

          6.2  Maintenance of Property; Insurance.
          (a) The Borrower will maintain or cause to be maintained in good repair, working order and condition all properties used and useful in the business of the Borrower and each Consolidated Subsidiary and from time to time will make or cause to be made all appropriate repairs, renewals and replacement thereof, except where the failure to do so would not have a material adverse effect on the Borrower and its Consolidated Subsidiaries taken as a whole.
          (b) The Borrower will maintain or cause to be maintained, for itself and its Consolidated Subsidiaries, all to the extent material to the Borrower and its Consolidated Subsidiaries taken as a whole, physical damage insurance on all real and personal property on an all risks basis, covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, public liability insurance in an amount not less than $10,000,000 and such other insurance against risks of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such type and in such amounts as are customarily carried under similar circumstances.

          6.3 Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Consolidated Subsidiary to continue, to engage predominantly in business of the same general type as now conducted by the Borrower and its Consolidated Subsidiaries, and, except as otherwise permitted by
Section 6.10 hereof, will preserve, renew and keep in full force and effect, and will cause each Consolidated Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights and franchises necessary in the normal conduct of business, all to the extent material to the Borrower and its Consolidated Subsidiaries taken as a whole.

          6.4 Compliance with Laws. The Borrower will comply, and cause each Consolidated Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder and all federal, state and local statutes, laws or regulations or other governmental restrictions relating to environmental protection, hazardous substances or the cleanup or other remediation thereof) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a material adverse effect on the Borrower and its Consolidated Subsidiaries taken as a whole.

          6.5  Inspection of Property, Books and Records.
          (a) The Borrower will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in accordance with sound business practice so as to permit its financial statements to be prepared in accordance with generally accepted accounting principles; and will permit representatives of the Bank at the Bank's expense to visit and inspect any of the Borrower's properties, to examine and make abstracts from any of the Borrower's corporate books and financial records and to discuss the Borrower's affairs, finances and accounts with the principal officers of the Borrower and its independent public accountants, all at such reasonable times and as often as may reasonably be necessary to ensure compliance by the Borrower with its obligations hereunder.
          (b) With the consent of the Borrower (which consent will not be unreasonably withheld) or, if an Event of Default has occurred and is continuing, without the requirement of any such consent, the Borrower will permit representatives of the Bank, at the Bank's expense, to visit and inspect any of the properties of and to examine the corporate books and financial records of any Consolidated Subsidiary and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of such Consolidated Subsidiary with its and the Borrower's principal officers and the Borrower's independent public accountants, all at such reasonable times and as often as the Bank may reasonably request.

          6.6  Cash Flow to Total Borrowed Funds.  The ratio of
Cash Flow to Total Borrowed Funds shall not be less than .30 for any consecutive four quarters, such ratio to be calculated at the end of each quarter on a trailing four quarter basis.

          6.7  Total Borrowed Funds to Consolidated Net Worth.
Total Borrowed Funds will not exceed 85% of Consolidated Net
Worth at end of any quarter of any fiscal year.

          6.8 Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than $550,000,000 plus 25% of the consolidated net income of the Borrower at the end of each fiscal quarter for each fiscal year commencing after the fiscal year ending December 31, 1994.

          6.9 Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for:
          (a)  Liens existing on the date hereof;
          (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;
          (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;
          (d) any Lien on any asset of any corporation existing at the time such corporation is merged into or consolidated with the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;
          (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;
          (f) any Lien created in connection with capitalized lease obligations, but only to the extent that such Lien encumbers property financed by such capital lease obligation and the principal component of such capitalized lease obligation is not increased;
          (g) Liens arising in the ordinary course of its business which (i) do not secure Debt and (ii) do not in the aggregate materially impair the operation of the business of the Borrower and its Consolidated Subsidiaries, taken as a whole;
          (h) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;
          (i) Liens securing taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other similar laws, Liens to secure surety, appeal and performance bonds and other similar obligations not incurred in connection with the

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     borrowing of money, and attachment, judgment and other
     similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;
          (j) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth;
          (k) any Liens on any asset of Quest & Associates, Inc., a Subsidiary of Borrower, created in connection with the August 1995 investment by Quest & Associates, Inc. in a portfolio of computer equipment leases; and
          (l) any Liens on property arising in connection with a securities repurchase transaction.

          6.10 Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person (other than a Subsidiary of the Borrower) unless the Borrower's shareholders immediately before the merger or consolidation are to own more than 70% of the combined voting power of the resulting entity's voting securities or (ii) sell, lease or otherwise transfer all or substantially all of the Borrower's business or assets to any other Person (other than a Subsidiary of the Borrower). The Borrower will not permit any Significant Subsidiary or (in a series of related transactions) any significant Group of Subsidiaries to consolidate with, merge with or into or transfer all of any substantial part of its assets to any Person other than the Borrower or a Subsidiary of the Borrower.

          6.11 Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes, including the making of acquisitions. No part of the proceeds of any Loan hereunder will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate of buying or carrying any "Margin stock" in violation of Regulation U. If requested by the Bank, the Borrower will furnish to the Bank in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

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                           SECTION 7

                       EVENTS OF DEFAULT

          7.1 Events of Default. If any one or more of the following events ("Events of Default") shall have occurred and be continuing:
          (a) the Borrower shall fail to pay (i) any principal of any Loan when due or (ii) interest on any Loan or any commitment fee within four days after the same has become due; or
          (b) any Subsidiary Borrower shall fail to pay any principal of or interest on any Subsidiary Loan when due and such failure shall not be remedied by such Subsidiary Borrower or the Borrower within four Domestic Business Days after written notice thereof has been given to such Subsidiary Borrower and the Borrower by the Bank; or
          (c) the Borrower shall fail to observe or perform any covenant contained in Section 6.1(d) or Sections 6.6 to 6.8 or 6.10 hereof; or
          (d) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (c) above) for 30 days after written notice thereof has been given to the Borrower by the Bank; or
          (e) any representation, warranty or certification made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect upon the date when made or deemed made; or
          (f) (1) the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries defaults in any payment at any stated maturity of principal of or interest on any other obligation for money borrowed (or any capitalized lease obligation, any obligation under a purchase money mortgage, conditional sale or other title retention agreement or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto or (2) the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries defaults in any payment other than at any stated maturity of principal of or interest on any other obligation for money borrowed (or any capitalized lease obligation, any obligation under a purchase money mortgage, conditional sale or other title retention agreement or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries fails to perform or observe any other agreement, term or

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     condition contained in any agreement under which any such
     obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing), and the effect of such default with respect to a payment other than at any stated maturity, failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due or to require the purchase thereof prior to any stated maturity; provided that the aggregate amount of all obligations as to which any such payment defaults (whether or not at stated maturity), failures or other events shall have occurred and be continuing exceeds $10,000,000 and provided, further, that it is understood that the obligations referred to herein exclude those obligations arising in connection with securities repurchase transactions; or
          (g) the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or
          (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries under the federal bankruptcy laws as now or hereafter in effect; or
          (i) any member of the ERISA Group shall fail to pay when due any amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA (except where such liability is contested in good faith by appropriate

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     proceedings as permitted under Section 6.4); or notice of
     intent to terminate a Material Plan (other than any multiple employer plan within the meaning of Section 4063 of ERISA) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any such Material Plan; or
          (j) judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower or any Significant Subsidiary or Significant Group of Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days; or
          (k) any person or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than the Borrower or any of its Subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of 30% or more of the combined voting power of the Borrower's then outstanding voting securities; or a tender offer or exchange offer (other than an offer by the Borrower or a Subsidiary) pursuant to which 30% or more of the combined voting power of the Borrower's then outstanding voting securities was purchased, expires; or during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of the Borrower cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by the Borrower's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;
then, and in every such event, (1) in the case of any of the Events of Default specified in paragraphs (g) or (h) above, the Commitment shall thereupon automatically be terminated and the principal of and accrued interest on the Note shall automatically become due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived and (2) in the case of any other Event of Default specified above, the Bank may, by notice in writing to the Borrower, terminate the Commitment hereunder, if still in existence, and it shall thereupon be terminated, and the Bank may, by notice in writing to the Borrower, declare the Note and all other sums payable under this Agreement to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived.

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                           SECTION 8

                         MISCELLANEOUS

          8.1 Notices. Unless otherwise specified herein all notices, requests, demands or other communications to or from the parties hereto shall be sent by United States mail, certified, return receipt requested, telegram, telex or facsimile, and shall be deemed to have been duly given upon receipt thereof. In the case of a telex, receipt of such communication shall be deemed to occur when the sender receives its answer back. In the case of a facsimile, receipt of such communication shall be deemed to occur when the sender confirms such receipt by telephone. Any such notice, request, demand or communication shall be delivered or addressed as follows:
          (a ) if to the Borrower, to it at 1271 Avenue of the Americas, New York, New York 10020; Attention: Vice President and Treasurer (with a copy at the same address to the Senior Vice President and General Counsel);
          (b) if to the Bank, communications relating to its Eurodollar Loans (including without limitation any Sterling Loans) shall be delivered or addressed to the address or telex number set forth on the signature pages hereof for its Eurodollar Lending Office and all other communications shall be delivered or addressed to the address or telex number set forth on the signature pages hereof for its Domestic Lending Office;
or at such other address or telex number as any party hereto may designate by written notice to the other party hereto.

          8.2  Amendments and Waivers; Cumulative Remedies.
          (a) None of the terms of this Agreement may be waived, altered or amended except by an instrument in writing duly executed by the Borrower and the Bank.
          (b) No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

          8.3  Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank, except that the Borrower may not assign or otherwise transfer any of its rights and obligations under this Agreement except as provided in Section 2.15 and Section
     6.10 hereof, without the prior written consent of the Bank which the Bank shall not unreasonably delay or withhold.
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
          (b) The Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the Bank will not agree to any modification, amendment or waiver of this Agreement (i) which increases or decreases the Commitment of the Bank (ii) reduces the principal of or rate of interest on any Loan or fees hereunder or (iii) postpones the date fixed for any payment of principal of or interest on any Loan or any fees hereunder without the consent of the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 4 with respect to its participating interest.
          (c) The Bank may at any time assign all or any portion of its rights under this Agreement and the Note or Notes to a Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.
          (d) No Participant or other transferee of the Bank's rights shall be entitled to receive any greater payment under Sections 2.12, 4.1 through 4.3 or 8.5 than the Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 4.3(c) or 8.5(c) requiring the Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          8.4  Expenses; Documentary Taxes; Indemnification.
          (a) The Borrower shall pay (i) all out-of-pocket expenses and internal charges of the Bank (including reasonable fees and disbursements of counsel) in connection with any Default hereunder and (ii) if there is an Event of Default, all out-of-pocket expenses incurred by the Bank (including reasonable fees and disbursements of counsel) in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The

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     Borrower shall indemnify the Bank against any transfer
     taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.
          (b) The Borrower agrees to indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank relating to or arising out of any actual or proposed use of proceeds of Loans hereunder or any merger or acquisition involving the Borrower; provided, that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

          8.5  Withholding Taxes.
          (a) With respect to any Loan as to which the Bank's Applicable Lending Office is located outside the United States, all payments by the Borrower to the Bank under this Agreement are to be made free and clear of any and all taxes, duties, imposts, fees, withholdings or deductions (the "Deductions") of any nature now or hereafter imposed by the United States of America or any political subdivision or taxing authority thereof or therein. If any Deduction is, by law, required to be made from any payment hereunder, then the Borrower shall (i) made such Deduction, (ii) pay the amount of such Deduction to the relevant taxing authority and (iii) pay to the Bank such additional amount as will result in receipt by the Bank of a net amount equal to the amount the Bank would have received hereunder had no such Deduction been required, provided that the Borrower shall not be required to pay any such additional amount (A) in respect of any tax imposed on the net income of the Bank by the jurisdiction under the laws of which the Bank is organized or where its principal place of business or Applicable Lending Office is located, or any political subdivision or taxing authority thereof or therein, or (B) to the extent such Deduction is required as a result of the Bank's failure to comply with its obligations pursuant to
     Section 8.5(b) hereof. In the event such Deduction is so required to be made from any payment hereunder, the Borrower shall, as soon as practicable, deliver to the Bank any receipts issued by the relevant taxing authority evidencing the amount of such Deduction and its payment.
          (b) The Bank agrees to complete and deliver to the Borrower, prior to the date on which the first payment to the Bank is due under any Loan made hereunder and (so long

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     as it remains eligible to do so) from time to time
     thereafter, (i) with respect to any Loan as to which the Bank's Applicable Lending Office is located outside the United States, an Internal Revenue Service Form 1001 certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero or (ii) with respect to any Loan as to which the Bank's Applicable Lending Office is located in the United States, an Internal Revenue Service Form 4224 in duplicate certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. The Bank further agrees to complete and deliver to the Borrower from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax.
          (c) The Bank agrees that if the Borrower is required to pay any additional amounts pursuant to Section 8.5(a) hereof in respect of any Loan, the Bank will, upon the request of the Borrower, designate a different Applicable Lending Office if such designation will reduce the amount of the Deductions required to be made by the Borrower and will not otherwise be materially disadvantageous to the Bank.

          8.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

          8.7 Headings; Table of Contents. The section and subsection headings used herein and the Table of Contents have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

          8.8 Governing Law. This Agreement and the Note shall be construed in accordance with and governed by the law of the State of New York.

PAGE

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of July 3, 1995.
                              THE INTERPUBLIC GROUP OF
                              COMPANIES, INC.

                              By: ALAN M. FORSTER

                              Title: Vice President & Treasurer

                              LLOYDS BANK Plc

                              By: THEODORE WALSER

                              Title: Senior Vice President

                              By: STEPHEN J. ATTREE

                              Title: Assistant Vice Presient

                              Domestic Lending Office
                              Lloyds Bank
                              One Seaport Plaza
                              199 Water Street
                              New York, New York  10038
                              Attn.:  Ms. Patricia Kilian
                              Tel #:  212-607-4501
                              Fax #:  212-607-4999
                              Fed Wire:  ABA #021001033
                              Acct.:  Lloyds Bank Plc
                                  c/o Bankers Trust
                                  One Bankers Trust Plaza
                                  New York, New York  10006
                              Acct. No.:  042-009-15

                              Eurodollar Lending Office
                              Lloyds Bank Plc
                              Bank House
                              Wine Street
                              Bristol BS1 2AN
                              England
                              Attn.:  Mr. Ted Roylance
                              Tel #:  (0117) 923-3346
                              Fax #:  (0117) 923-3317
                              Fed Wire:  30-15-57
                              Acct.:  Loans Administration Dept.
                              Acct. No.  00002727

PAGE

                                                       EXHIBIT A
                              NOTE

                                            _____________, 1995
                                             New York, New York

          FOR VALUE RECEIVED, THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of LLOYDS BANK Plc (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement.

          All such payments of principal and interest shall be made in lawful money of the United States of America in Federal or other immediately available funds at the office of the Bank located at ___________________________________.

          All Loans made by the Bank, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

          This note is the Note referred to in the Credit Agreement dated as of July 3, 1995 between the Borrower and the Bank (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                         THE INTERPUBLIC GROUP OF COMPANIES, INC.

                              By: ______________________________

                              Title:____________________________

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
                    LOANS AND PAYMENTS OF PRINCIPAL


                              Amount of
          Amount    Type      Principal      Maturity  Notation
Date      of Loan   of Loan     Repaid       Date      Made By
_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

PAGE

                                                       EXHIBIT B

                    MONEY MARKET NOTE

                                             _____________, 1995
                                             New York, New York

          FOR VALUE RECEIVED, THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of LLOYDS BANK Plc (the "Bank"), for the account of its Domestic Lending Office, Money Market Rate Loans made by the Bank to the Borrower pursuant to the Credit Agreement referred to below upon such terms and conditions as may be agreed upon pursuant to said Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement.

          All such payments of principal and interest shall be made in lawful money of the United States of America in Federal or other immediately available funds at the office of the Bank located at _________________________.

          All Money Market Loans made by the Bank, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

          This note is one of the Money Market Notes referred to in the Credit Agreement dated as of July 3, 1995, between the Borrower and the Bank (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                         THE INTERPUBLIC GROUP OF COMPANIES, INC.
                              By: ________________________________

                              Title: _____________________________

PAGE

                    LOANS AND PAYMENTS OF PRINCIPAL


                              Amount of
          Amount    Type      Principal      Maturity  Notation
Date      of Loan   of Loan     Repaid       Date      Made By
_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

PAGE

                                                        EXHIBIT C
                              NOTE

                                            _____________, 1995
                                             New York, New York

          FOR VALUE RECEIVED, [name of Subsidiary Borrower] a __________ corporation (the "Subsidiary Borrower"), hereby promises to pay to the order of LLOYDS BANK Plc (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Subsidiary Loan made by the Bank to the Subsidiary Borrower pursuant to Section 2.15 of the Credit Agreement referred to below on the last day of the Interest Period relating to such Subsidiary Loan. The Subsidiary Borrower promises to pay interest on the unpaid principal amount of each such Subsidiary Loan on the dates and at the rate or rates provided for in the Credit Agreement.

          All such payments of principal and interest shall be made in lawful money of the United States of America in Federal or other immediately available funds at the office of the Bank located at ___________________________________.

          All Subsidiary Loans made by the Bank, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Subsidiary Borrower hereunder or under the Credit Agreement.

          This note is the Subsidiary Note referred to in Section
2.15 of the Credit Agreement dated as of July 3, 1995 between The Interpublic Group of Companies, Inc. and the Bank (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                              [SUBSIDIARY BORROWER]

                         By: ________________________________

                         Title: _______________________________

PAGE

                           GUARANTY


          The Interpublic Group of Companies, Inc. (the "Guarantor") hereby unconditionally guarantees to the Bank the due and punctual payment of the principal of, and interest on, the Note upon which this Guaranty is endorsed (the "Note"). The foregoing is an absolute, continuing and irrevocable guaranty of payment and not of collectibility or performance. The Guarantor hereby waives diligence, presentment and demand of payment (except as provided in the Credit Agreement) and covenants that this Guaranty will not be discharged except by payment as herein provided. Until all amounts of principal of, and interest on, the Note have been paid or otherwise satisfied in full, the Guarantor will not exercise any rights that it may have acquired by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights. If any payment (or part thereof) of the principal of, or interest on, the Note is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the primary obligor under the Note, this Guaranty shall continue to be effective, or be reinstated, as to said payment (or part thereof) as if such payment (or part thereof) had not been made.

                         THE INTERPUBLIC GROUP OF COMPANIES, INC.

                         By: ________________________________

                         Title: _____________________________